Exhibit 99.1

Olema Oncology Reports Third Quarter 2026 Financial and Operating Results

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On track to announce top-line data from the pivotal Phase 3 OPERA-01 trial in the first quarter of 2027
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Continued strong enrollment in the pivotal Phase 3 OPERA-02 trial and the Phase 1b/2 study of OP-3136
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Appointed Jason O’Byrne, MBA, as Chief Financial Officer
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Ended the third quarter with $413.8 million in cash, cash equivalents, and marketable securities

SAN FRANCISCO, November 10, 2026 (Globe NewsWire) – Olema Pharmaceuticals, Inc. (“Olema” or “Olema Oncology”, Nasdaq: OLMA), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of targeted therapies for breast cancer and beyond, today reported financial and operating results for the third quarter ended September 30, 2026.

“As we approach top-line data from our pivotal Phase 3 OPERA-01 trial in the first quarter of 2027, we remain confident in palazestrant’s potential to emerge as a differentiated endocrine therapy in second- and third-line metastatic breast cancer,” said Sean P. Bohen, M.D., Ph.D., President and Chief Executive Officer of Olema Oncology. “Turning to our pivotal Phase 3 OPERA-02 trial in first-line metastatic breast cancer, momentum continues to build. Enrollment is accelerating, investigator interest is strong, and patients with frontline disease continue to require better therapeutic options. We believe that palazestrant, in combination with ribociclib, is well positioned to become the new standard of care in this setting. With its dual mechanism of action as a complete estrogen receptor antagonist and selective estrogen receptor degrader, optimal pharmacokinetic properties, encouraging clinical profile demonstrated to date, and potential for use both as a monotherapy and in combination with other agents, we believe palazestrant is uniquely positioned to transform the metastatic breast cancer treatment paradigm.”

Bohen continued, “Beyond preparing for the potential approval and commercialization of palazestrant, we remain encouraged by the potential of OP-3136, our novel KAT6 inhibitor, as it advances through clinical development across multiple indications and treatment combinations. We were also pleased to welcome Jason O’Byrne as Chief Financial Officer this quarter. His extensive experience in corporate strategy, capital markets, and financial management and operations will be invaluable as we prepare for key catalysts in 2027 and continue our transformation into a fully integrated oncology company.”

Anticipated Upcoming Events

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Present preclinical data on selective degradation of KAT6A in estrogen receptor-positive breast cancer at the 38th EORTC-NCI-AACR Symposium 2026 on Molecular Targets and Cancer Therapeutics (ENA) in November.
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Present data from the Phase 1b/2 study of OP-3136 in combination with fulvestrant, the Phase 1b/2 study of palazestrant in combination with everolimus, and the Phase 1b study of palazestrant in combination with atirmociclib, all in patients with estrogen receptor-positive, human epidermal growth factor receptor 2-negative advanced or metastatic breast cancer, at the 2026 San Antonio Breast Cancer Symposium (SABCS) in December.

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Initiate enrollment in the Phase 1b/2 study evaluating OP-3136 in combination with darolutamide in mCRPC in collaboration with Bayer in the fourth quarter of 2026.
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Report top-line data from the pivotal Phase 3 OPERA-01 trial in the first quarter of 2027.

Third Quarter 2026 Financial Results

Cash, cash equivalents, and marketable securities as of September 30, 2026, were $413.8 million.

Net loss for the quarter ended September 30, 2026 was $73.6 million, as compared to $42.2 million for the quarter ended September 30, 2025. The increase in net loss for the third quarter was primarily related to increased patient enrollment in our OPERA-01 Phase 3 clinical trial, strong patient enrollment in our OPERA-02 Phase 3 clinical trial, continued advancement of our Phase 1b/2 OP-3136 clinical program, research activities, increased manufacturing and clinical supply activities in support of advancing clinical programs and early preparations for the potential commercialization of palazestrant and higher personnel related costs.

GAAP research and development (R&D) expenses were $67.6 million for the quarter ended September 30, 2026, as compared to $40.0 million for the quarter ended September 30, 2025. The increase in R&D expenses was primarily related to increased spending on the continued enrollment of our pivotal Phase 3 OPERA-01 and OPERA-02 clinical trials for palazestrant, increased manufacturing and clinical supply activities supporting these programs, continued advancement of our Phase 1 OP-3136 clinical program, and higher personnel-related costs to support expanding development activities, including an increase in non-cash stock-based compensation expense of $5.1 million, mainly due to higher grant prices in 2026 and higher headcount.

Non-GAAP R&D expenses were $59.9 million for the quarter ended September 30, 2026, excluding $7.7 million non-cash stock-based compensation expense. Non-GAAP R&D expenses were $37.4 million for the quarter ended September 30, 2025, excluding $2.6 million non-cash stock-based compensation expense. A reconciliation of GAAP to non-GAAP financial measures used in this press release can be found at the end of this press release.

GAAP G&A expenses were $9.9 million for the quarter ended September 30, 2026, as compared to $5.9 million for the quarter ended September 30, 2025. The increase in G&A expenses primarily reflects continued investment in personnel and corporate infrastructure to support our expanding late-stage clinical development activities, and early preparations for the potential commercialization of palazestrant, including an increase in non-cash stock-based compensation expense of $2.7 million, mainly due to higher grant prices in 2026, and an increase in professional fees of $1.0 million.

Non-GAAP G&A expenses were $5.5 million for the quarter ended September 30, 2026, excluding $4.4 million non-cash stock-based compensation expense. Non-GAAP G&A expenses were $4.3 million for the quarter ended September 30, 2025, excluding $1.7 million non-cash stock-based compensation expense. A reconciliation of GAAP to non-GAAP financial measures used in this press release can be found at the end of this press release.

About Olema Oncology
Olema Oncology is a clinical-stage biopharmaceutical company committed to transforming the standard of care and improving outcomes for patients living with breast cancer and beyond. Olema is advancing a pipeline of novel therapies by leveraging our deep understanding of endocrine-driven cancers, nuclear receptors, and mechanisms of acquired resistance. Our lead product candidate, palazestrant (OP-1250), is a proprietary, orally available complete estrogen receptor antagonist (CERAN) and a selective estrogen receptor degrader (SERD), currently in two Phase 3 clinical trials. In addition, Olema is developing OP-3136, a potent lysine acetyltransferase 6 (KAT6) inhibitor, now in a Phase 1 clinical study. Olema is headquartered in San Francisco and has operations in Cambridge, Massachusetts. For more information, please visit www.olema.com.

About Palazestrant (OP-1250)
Palazestrant (OP-1250) is a novel, orally available small molecule with dual activity as both a complete estrogen receptor antagonist (CERAN) and selective estrogen receptor degrader (SERD). It is currently being investigated in patients with recurrent, locally advanced or metastatic ER-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) breast cancer. In clinical studies, palazestrant completely blocks ER-driven transcriptional activity in both wild-type and mutant forms of metastatic ER+ breast cancer and has demonstrated anti-tumor efficacy along with attractive pharmacokinetics and exposure, favorable tolerability, central nervous system penetration, and combinability with cyclin-dependent kinase 4/6 (CDK4/6) inhibitors. Palazestrant has been granted U.S. Food and Drug Administration (FDA) Fast Track designation for the treatment of ER+/HER2- metastatic breast cancer that has progressed following one or more lines of endocrine therapy with at least one line given in combination with a CDK4/6 inhibitor. It is being evaluated as a single agent in the ongoing pivotal Phase 3 clinical trial, OPERA-01, and in combination with ribociclib in the ongoing pivotal Phase 3 clinical trial, OPERA-02. Palazestrant is also being evaluated in multiple Phase 1/2 studies in combination with ribociclib, palbociclib, alpelisib, everolimus, and atirmociclib.

About OP-3136
OP-3136 is a novel, orally available small molecule that potently and selectively inhibits lysine acetyltransferase 6 (KAT6), an epigenetic target that is dysregulated in breast and other cancers. In preclinical studies, OP-3136 has demonstrated significant anti-proliferative activity in ER+ breast cancer models and is combinable and synergistic with endocrine therapies including palazestrant and cyclin-dependent kinase 4/6 (CDK4/6) inhibitors. The Investigational New Drug (IND) application for OP-3136 was cleared by the U.S. Food and Drug Administration (FDA) in December 2024 and patients are currently enrolling in the Phase 1 clinical study.

Non-GAAP Financial Information
The results presented in this press release include both GAAP information and non-GAAP information. As used in this release, non-GAAP R&D expense is defined by Olema as GAAP R&D expense excluding stock-based compensation expense, and non-GAAP G&A expense is defined by Olema as GAAP G&A expense excluding stock-based compensation expense. We use these non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “could,” “expect,” “goal,” “intend,” “may,” “on track,” “potential,” “upcoming,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to the initiation, progress, timing, enrollment, and results of Olema’s clinical trials and top-line data, including the expected timing of top-line data from Phase 3 OPERA-01 trial, the advancement of and patient enrollment in, as applicable, the Phase 3 OPERA-02 trial, and ongoing Phase 1/2 and Phase 1 studies; the potential for palazestrant to emerge as a differentiated endocrine therapy, in second- and third-line metastatic breast cancer, including its potential to become a new standard of care in combination with ribociclib in the first-line setting, across multiple regimens and to transform the metastatic breast cancer treatment paradigm; the potential beneficial characteristics, including the safety, tolerability, and efficacy of Olema’s product candidates, including palazestrant and OP-3136, alone and in combination with other agents; the sufficiency of experience of members of our management team; and Olema’s plans to become a fully integrated oncology company. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those discussed in the section titled “Risk Factors” in Olema’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, and future filings and reports that Olema makes from time to time with the U.S. Securities and Exchange Commission. Except as required by law, Olema assumes no obligation to update these forward-looking statements, including in the event that actual results differ materially from those anticipated in the forward-looking statements.

Media and Investor Relations Contact

Courtney O’Konek

Vice President, Corporate Communications

Olema Oncology

media@olema.com

Olema Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets Data

(Unaudited)

(In thousands)

	September 30,	December 31,
	2026	2025

Cash, cash equivalents and marketable securities	$413,771	$505,437
Total assets	441,070	533,430

Total current liabilities	69,233	51,802
Total liabilities	72,233	54,871
Total stockholders’ equity	368,837	478,559
Total liabilities and stockholders’ equity	$441,070	$533,430

Olema Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Operating expenses:
Research and development (1)	$67,598	$39,951	$174,615	$114,477
General and administrative (2)	9,927	5,926	28,075	14,137
Total operating expenses	77,525	45,877	202,690	128,614
Loss from operations	(77,525)	(45,877)	(202,690)	(128,614)
Other income:
Interest income	4,054	3,648	13,337	12,214
Other (loss) income	(128)	12	(535)	10
Total other income	3,926	3,660	12,802	12,224
Net loss	$(73,599)	$(42,217)	$(189,888)	$(116,390)
Net loss per share, basic and diluted	$(0.73)	$(0.49)	$(1.89)	$(1.36)
Weighted average shares used to compute net loss per share, basic and diluted (3)	101,092,706	85,732,221	100,609,258	85,553,078

(1) Research and development expenses for the nine-months ended September 30, 2025 include a $10.0 million milestone payment in connection with the Aurigene Agreement.

(1) and (2) Used to reference to the table below.

(3) The weighted average shares used to compute net loss per share, basic and diluted include the effect from the pre-funded warrants.

Reconciliation of GAAP to Non-GAAP Information

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

(1) Research and development reconciliation
GAAP research and development	$67,598	$39,951	$174,615	$114,477
Less: stock-based compensation expense	7,693	2,582	23,155	9,592
Non-GAAP research and development	$59,905	$37,369	$151,460	$104,885

(2) General and administrative reconciliation
GAAP general and administrative	$9,927	$5,926	$28,075	$14,137
Less: stock-based compensation expense	4,389	1,668	11,978	3,728
Non-GAAP general and administrative	$5,538	$4,258	$16,097	$10,409